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                                                                    EXHIBIT 23.1

February 8, 2002

The Directors
Asia Fiber Holdings Limited
Room 2105 West Tower
Shun Tak Centre
200 Connaught Road Central
Sheung Wan
Hong Kong


Dear Sirs,

RE: ASIA FIBER HOLDINGS LIMITED (THE "COMPANY") AND ITS SUBSIDIARIES (THE
    "GROUP")

We hereby consent to the inclusion of our report dated January 31, 2001 with respect to the consolidated financial position of the Group as at December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 in the Company's prospectus in connection with the proposed offer of 9,875,000 shares of common stock of the Company.


Yours faithfully,


BDO International